UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2013

APPLE REIT TEN, INC.
(Exact name of registrant as specified in its charter)

Virginia	000-54651	27-3218228
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Ten, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01, 2.01, 2.03 and Item 9.01 of Form 8-K.

Item 1.01.                      Entry into a Material Definitive Agreement.

On July 26, 2013, through one of our wholly-owned subsidiaries, we entered into a credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, which provides for an initial $75 million unsecured revolving credit facility that may be increased to $100 million, subject to certain conditions.  The credit facility will be utilized for acquisitions, hotel renovations, working capital and other general corporate funding purposes, including the payment of redemptions and distributions. Under the terms of the Credit Agreement, we may make voluntary prepayments in whole or in part, at any time. The Credit Agreement matures in July 2015; however, we have the right, upon satisfaction of certain conditions, including covenant compliance and payment of an extension fee, to extend the maturity date to July 2016.  Interest payments are due monthly and the interest rate, subject to certain exceptions, is equal to the one-month LIBOR (the London Inter-Bank Offered Rate for a one-month term) plus a margin ranging from 2.25% to 2.75%, depending upon the Company’s leverage ratio, as calculated under the terms of the Credit Agreement. We are also required to pay an unused facility fee of 0.25% or 0.35% on the unused portion of the revolving credit facility, based on the amount of borrowings outstanding during the quarter.

On the day of closing, we borrowed $54.0 million under the credit facility, of which $53.6 million was used to fund a portion of the aggregate purchase price of eight hotels that closed on July 26, 2013 as described in Item 2.01 of this report and $0.4 million was used to pay loan origination costs.

The credit facility contains mandatory prepayment requirements, customary affirmative covenants and negative covenants and events of default.  The financial covenants include, among others, a minimum net worth, maximum debt limits, maximum distributions, minimum debt service and fixed charge coverage ratios and restrictions on investments.

The foregoing summary does not purport to be a complete statement of the terms and conditions under the Credit Agreement, and is qualified in its entirety by the full terms and conditions of the Credit Agreement which is filed as Exhibit 10.67 to this current report on Form 8-K and incorporated herein by reference.

Item 2.01.                      Completion of Acquisition or Disposition of Assets.

On July 26, 2013, through one of our indirect wholly-owned subsidiaries (the “purchasing subsidiary”), we closed on the purchase of eight hotels.  The sellers have no material relationship with us or our subsidiaries, other than through the purchase contracts and other related contracts.  The table below describes the hotels:

Hotel Location	Franchise	Number of Rooms	Purchase Price
Maple Grove, Minnesota	Hilton Garden Inn	120	$12,675,000
Phoenix North/Happy Valley, Arizona	Hampton Inn & Suites	125	8,600,000
Phoenix North/Happy Valley, Arizona	Homewood Suites	134	12,025,000
Phoenix, Arizona	Courtyard	127	10,800,000
Omaha, Nebraska	Hampton Inn & Suites	139	19,775,000
Omaha, Nebraska	Homewood Suites	123	17,625,000
Oklahoma City, Oklahoma	Homewood Suites	90	11,500,000
Denton, Texas	Homewood Suites	107	11,300,000
TOTAL		965	$104,300,000

The purchase price for these hotels was funded by our ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share) and borrowings under our $75 million revolving credit facility as described in Item 1.01 of this report.

As a result of the first six closings described above, all of the closings have occurred under a series of purchase contracts executed on May 21, 2013 for the potential purchase of six hotels.  Additional information regarding the purchase contracts is set forth in our Form 8-K dated May 21, 2013 and filed with the Securities and Exchange Commission (“SEC”) on May 23, 2013, which is incorporated herein by reference.  As a result of the Oklahoma City, Oklahoma and Denton, Texas Homewood Suites closings described above, two of the five closings have occurred under a series of purchase contracts executed on May 15, 2013 for the potential purchase of five hotels.  There can be no assurance at this time that any further closings will occur under the remaining purchase contracts. Additional information regarding these two purchase contracts is set forth in our Form 8-K dated May 15, 2013 and filed with the SEC on May 17, 2013, which is incorporated herein by reference.

All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

Item 2.03.                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 9.01.                      Financial Statements and Exhibits.

a. Financial statements of businesses acquired.

Financial statements for the hotels described in Item 2.01 of this report will be filed as necessary by amendment within the required time period.

b. Pro forma financial information.

Pro forma financial information for the hotels described in Item 2.01 of this report will be filed as necessary by amendment within the required time period.

c. Shell company transaction.

Not Applicable

d. Exhibits.

Exhibit 10.67                 Credit Agreement dated as of July 26, 2013 between Apple Ten Hospitality, Inc. and Wells Fargo Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Ten, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

July 31, 2013